Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of July 14, 2005 between Jeffrey C. Taylor (“Executive”) and Monster Worldwide, Inc., a Delaware corporation formerly known as TMP Worldwide Inc. (the “Company”).

The purpose of this Agreement is to set forth the terms and conditions under which Executive and the Company will terminate their employment relationship.

In consideration of the mutual promises of the parties made below, the parties agree as follows:

1.                                       Separation; Employment Through Effective Date.

(a)                                  Executive’s separation from the Company and each of its Affiliates (as defined below) is effective at 5:00 p.m. on August 1, 2005 (the “Effective Date”) and as of such date and time Executive hereby resigns each and every position as employee, officer and/or director of the Company and each of its Affiliates, including without limitation as Founder and Chief Monster.

(b)                                 Until the Effective Date, Executive shall serve as Chief Monster of Monster, Inc. (formerly known as TMP Interactive Inc.) on the terms and conditions set forth herein. Executive’s duties and responsibilities shall consist solely of those of an executive nature that may be reasonably requested of Executive from time to time by the Company’s Chief Executive Officer (the “CEO”) or such other person from time to time designated by the CEO to deal with matters relating to this agreement (the “Designee”). It is understood that no commitment is made as to the amount or level of Executive’s duties and responsibilities, and that Executive’s obligations shall arise, if at all, only if, as and when requested by the CEO or the Designee and that any such services may be performed from any location (including Executive’s home) as reasonably directed by the CEO or the Designee. Executive agrees to perform any duties and responsibilities assigned to Executive to the best of Executive’s ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its Affiliates, and to adhere to any and all of the employment policies of the Company and its Affiliates. Executive agrees not to take any actions for or on behalf of the Company or any of its Affiliates, nor bind the Company or any of its Affiliates, in any way, except with the prior written consent of the CEO or the Designee.

2.                                       Payments.  The Company and Executive agree that the following payments shall be or have been made and benefits shall be or have been provided to Executive by the Company:

(a)                                  Regular payroll checks through August 1, 2005 and, subject to clauses (b) and (c) below, all employee benefits regularly provided which have accrued through such date; and

(b)                                 On or before March 22, 2006, to provide Executive payment, if any, of 7/12ths of the performance bonus that would have been payable to Executive had he remained in the employment of the Company or one of its Affiliates through December 31, 2005, subject to each and every the term and condition set by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on March 29, 2005 (the “Bonus Terms”) except only for the condition of Executive’s required employment through December 31, 2005; it is understood that the Bonus Terms include, but are not limited to, any bonuses being subject to the Company’s attainment of certain specified EPS Goals (as defined by the Compensation Committee), the provisions of Section 8(c) of the Company’s 1999 Long Term Incentive Plan, as heretofore amended (including but not limited to the right of the Compensation Committee to reduce the amounts that would be payable pursuant to a performance based award), limitations on maximum cash amounts that would be payable to individuals and provisions providing for payment of certain bonus amounts in fully vested shares of Company Common Stock; and

(c)                                  Payment for all unreimbursed travel, entertainment and other expenses which have been incurred in accordance with Company policy on or prior to August 1, 2005, which payment shall be made promptly after presentation of appropriate receipts and invoices therefor, provided that Executive provides all such requests for reimbursement, receipts and invoices prior to November 30, 2005.

In addition, (a) the unvested and unexercisable options covered by the option agreements between Executive and the Company dated July 30, 1999 (two agreements), February 9, 2004, and December 28, 2004 (collectively, the “Specified Option Agreements”) shall as of the Effective Date automatically and immediately become both vested and exercisable, and (b) all remaining options covered by the Specified Option Agreements, including but not limited to those whose vesting and exercisability is accelerated in accordance with clause (a) above, shall as of the Effective Date automatically and immediately become exercisable for the balance of the ten year term provided by the applicable Specified Option Agreement, in the case of (a) and (b) subject to the other terms of the applicable Specified Option Agreement. Any and all payments and benefits described in this Paragraph 2 shall be reduced by applicable withholding taxes, normal payroll deductions and amounts required by law to be withheld.

3.                                       Additional Consideration. If and only if Executive (i) executes and delivers the Second Release (as defined below) in accordance with the provisions of Paragraph 5(a) below, and (ii) the revocation periods applicable to this Agreement and the Second Release which are described in Paragraph 6 below have each expired without Executive having exercised any right of revocation described therein (the satisfaction of the foregoing conditions (i) and (ii) is sometimes referred to as the satisfaction of the “Precondition”), and in consideration of and subject to Executive’s compliance with Executive’s agreements under this Agreement (including but not limited to the provisions of Section 4 and the provisions of the Second Release), the Company agrees to:

(a)                                  pay Executive an aggregate of $500,000 in bi-weekly installments of approximately $12,820.51 each (pro-rated for periods of less than a full bi-weekly period), without interest, with the first installment payable on the date which is two weeks after the date of the satisfaction of the Precondition, reduced by the gross amounts of any payroll payments paid to Executive for the period from and after August 1, 2005;

(b)                                 through January 31, 2007 to make available to Executive (and/or pay COBRA premiums on) basic medical and dental benefits for Executive and his family on the same terms and conditions (including but not limited to employee contribution terms) as would have been available to Executive had Executive remained employed by the Company or one of its Affiliates during such period;

Any and all consideration described in this Paragraph 3 shall constitute consideration for Executive’s execution and delivery of this Agreement and the Second Release and such consideration shall be reduced by applicable withholding taxes, payroll deductions and amounts required by law to be withheld.  Executive acknowledges that the consideration described in this Paragraph 3 constitutes consideration to which Executive was not previously entitled in the absence of this Agreement and the Second Release, whether by policy, written agreement or otherwise.

4.                                       General Release.  In consideration of the obligations of the Company in Paragraph 3 above and as a material inducement to the Company to enter into this Agreement, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Releasees (as defined below) from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, claims, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s heirs, estate, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including but not limited to any and all rights and claims under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Workers Adjustment and Notification Act, the laws of the Commonwealth of Massachusetts and all localities therein and all rights and claims relating to defamation, discrimination (on the basis of sex, race, color, national origin, religion, age, disability or otherwise), workers’ compensation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, wrongful termination, wrongful employment practices or any and all other claims relating to Executive’s employment with, or separation of employment from, the Company or any of its Affiliates, any and all other rights and claims arising under any federal, state or local law, statute, regulation or case law, any and all rights and claims under the Second Amended and Restated Employment Agreement dated as of November 2, 1999, as amended by Amendment No. 1 to Employment Agreement dated October 31, 2001, among the Company,

Monster, Inc. and Executive (collectively, the “Employment Agreement”), any prior employment agreement (including but not limited to the Employment Agreement dated as of November 10, 1995), any offer letters and, except as provided in the next paragraph, any and all rights and claims to options or other equity interests in the Company or any of its Affiliates.

As used in this Agreement, the term “Releasees” is a collective reference to the Company, Monster, Inc., Adion, Inc., Adion Information Services, Inc., and HGI Acquisition Corp., and each of their respective present, former and future stockholders, subsidiaries, Affiliates, successors, assigns and employee benefit plans, and each of their respective directors, officers, employees, trustees, representatives, insurers and agents, each in their official and individual capacities.  As used in this Agreement, the term “Affiliates” is a reference to all affiliates within the meaning of Rule 405 under the Securities Act of 1933, as amended. Notwithstanding anything in this Paragraph 3 to the contrary, nothing in this Paragraph 3 shall be deemed to be a release of (i) Executive’s vested rights, if any, under the Company’s 401(k) plan, (ii) Executive’s rights under this Agreement and under the Consulting Agreement dated as of the date hereof (the “Consulting Agreement”), (iii) Executive’s rights under the Specified Option Agreements, each as modified in accordance with Paragraph 2 hereof, (iv) Executive’s rights under the Indemnity Agreement between Executive and the Company dated as of September 16, 1996 and any rights to indemnification under any applicable law, the Company’s certificate of incorporation and bylaws and any rights to coverage under any directors’ and officers’ liability policies, and (v) Executive’s rights to shares of Company common stock acquired at any time (a) upon exercise of options under the Specified Option Agreements or the option agreements dated January 3, 1996, January 6, 1997 (two agreements), December 12, 1997, or December 9, 1998 (the foregoing option agreements other than the Specified Option Agreements are sometimes referred to herein as the “Other Option Agreements”), (b) in the open market or (c) under the Company’s 401(k) plan.

5.        Second Release; Records, Documents and Property.

(a)                                  During the period commencing Monday, August 1, 2005 and ending at 5:00 p.m. on Monday, August 15, 2005 (the “Specified Period”), and provided that this Agreement has not theretofore been terminated in accordance with Paragraph 12 below, Executive may choose to properly execute, date and deliver to the Company no less than two originals of a general release in exactly the form of Schedule 1 hereto (the “Second Release”), it being understood that the date reflected thereon must be a date within the Specified Period. Delivery must be made to the attention of either Andrew J. McKelvey or Myron Olesnyckyj at Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017.

(b)                                 On or before the Effective Date but subject to the remaining provisions of this Paragraph 5(b), (i) Executive will return to the Company all of the records, correspondence, electronic and magnetic storage media, documents, reports, files and all other property, including keys, of the Company or any of its Affiliates and (ii) Executive will not retain any copies, duplicates or excerpts of any of the aforementioned documents or items. Notwithstanding the foregoing, (i) Executive may retain the personal effects and other memorabilia which were heretofore located in his Maynard, Massachusetts office, and (ii) Executive may retain the contact information contained in the Outlook database created by Executive or his assistant after removing from such database “confidential information” of the Company and its Affiliates (as

“confidential information” is defined in the agreements described in the first sentence of Paragraph 8 below, subject to the amendment to that definition set forth in Paragraph 8 below; the contact information to be so removed is sometimes referred to herein as the “Specified Contact Information”), and (iii) notwithstanding the foregoing, only during the term of the Consulting Agreement, Executive (x) may retain and utilize certain computers, cell phones and a Blackberry in accordance with the provisions of the Consulting Agreement and (y) may utilize such portions of the Specified Contact Information as reasonably required to enable Executive to perform his duties under the Consulting Agreement. Additionally, the Company may in its sole and absolute discretion choose to allow Executive to retain some, all or none of the furniture which was heretofore located in Executive’s Maynard, Massachusetts office. Any and all items being conveyed to Executive pursuant to the preceding sentences are being conveyed “AS IS” without representation or warranty of any kind.

6.                                       Review Period; Revocation.  Executive acknowledges that Executive has been given a period of 21 days, not including the date of receipt, in which to consider and sign this Agreement.  In addition, Executive may revoke (i) this Agreement within 7 calendar days of signing and delivery of this Agreement and (ii) the Second Release within 7 calendar days of signing and delivery of the Second Release. The Agreement will not be effective or enforceable until the applicable 7 calendar day period described in clause (i) of the immediately preceding sentence has expired without revocation of this Agreement and the Second Release will not be effective or enforceable until the applicable 7 calendar day period described in clause (ii) of the immediately preceding sentence has expired without revocation of the Second Release. To be effective, any revocation must be in writing and delivered to Monster Worldwide, Inc. at 622 Third Avenue, 39th Floor, New York, NY 10017 to the attention of Myron Olesnyckyj either by hand or by mail within the 7 calendar day period.  If sent by mail, the revocation must be (1) postmarked within the 7 calendar day period, (2) properly addressed to the Company, and (3)sent by certified mail, return receipt requested.  Without in any way limiting the effect of revocation by Executive, in the event that Executive revokes this Agreement or the Second Release, any amount paid to or for the benefit of Executive under the provisions of Paragraph 3 above shall promptly be returned to the Company.

7.                                       Non-disparagement. Executive agrees not to disparage or defame the Company or any of the other Releasees or to make any statements concerning any of the foregoing intended to harm the business interests of the Company or any of its Affiliates.  Executive recognizes and agrees that this provision was a significant inducement for the Company to enter into this Agreement. In the event of a breach by Executive of any of the material terms of this Agreement, including but not limited to this Paragraph 7, and without in any way limiting the remedies of the Company or any other Releasee for any such breach, Executive will automatically forfeit any outstanding payments or benefits due under Paragraph 3 above.

8.                                       Restrictive Covenants.  As a material inducement to the Company to enter into this Agreement, Executive acknowledges and affirms that Executive will strictly abide by each and every non-solicitation, confidentiality, non-competition, nonraid and/or similar obligation which Executive may have with respect to the Company and/or any of its Affiliates, whether by agreement, fiduciary obligation or otherwise, including but not limited to those set forth in the Specified Option Agreements, the Other Option Agreements and Sections 3 through

6 of the Employment Agreement. Notwithstanding the foregoing, for the purpose of the definition of confidential information in any of the provisions described in the preceding sentence it is understood and agreed that confidential information of the Company and its Affiliates shall not include information which Executive can show (i) satisfies each of the following three conditions: (x) was already in Executive’s possession prior to disclosure by the Company, any of its Affiliates or any other Releasee, (y) was not in Executive’s possession as a result of, and was not developed by Executive as part of, Executive’s employment with or provision of services to, the Company, Monster, Inc, Adion, Inc., Adion Information Services, Inc., HGI Acquisition Corp. or any other Releasee, and (z) was not previously assigned by Executive to any Releasee or which Executive previously agreed in writing was the property of any Releasee, (ii) is or becomes generally available to the public other than as a result of a breach by Executive of any of his legal, contractual, fiduciary or other obligations to the Company, any of its Affiliates or any other Releasee, or (iii) becomes available to Executive outside the scope of his employment or provision of services to the Company, any of its Affiliates or any other Releasee on a non-confidential basis from a source other than the Company, any of its Affiliates or any other Releasee, which source is not prohibited from disclosing the information to Executive by a legal, contractual, fiduciary or other obligation to the Company, any of its Affiliates or any other Releasee. Furthermore, in the event Executive reasonably believes after consultation with counsel that Executive is required by law to disclose any confidential information of the Company, any of its Affiliates or any other Releasee, Executive will (i) provide the Company prompt notice before such disclosure in order that the Company or other Releasee may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information, and (ii) cooperate with the Company and the other Releasees, at the Company’s sole cost and expense, in attempting to obtain such order or assurance. The parties hereby amend the provisions of Section 3.2 of the Employment Agreement as follows: (i) the reference to “two years” in the first sentence of such Section 3.2 is amended to read “three years” and (ii) the provisions of such Section 3.2 commencing with the words “Unless the Employment Period has been terminated by the Company” up to and including the provisions ending with the words “additional severance as specified in the Company’s notice.” are hereby deleted. In addition, the provisions of Exhibit A hereto serve to amend certain specified provisions of the restrictive covenants.

9.                                       Non-admission.  Nothing in this Agreement is intended to be, nor will be deemed to be, an admission by the Company or any Releasee that (i) it has violated any state or federal law, rule, regulation, principle of common law or other obligation, or that (ii) it has engaged in any wrongdoing, or (iii) Executive would be entitled to any of the consideration described in Paragraph 3 above in the absence of this Agreement and the Second Release.

10.                                 Transitional Assistance; Cooperation. Executive agrees to provide reasonable assistance to the Company relating to the orderly transition of Executive’s duties and responsibilities from time to time as reasonably requested by the Company. In addition, the Company may from time to time request Executive’s reasonable assistance in connection with pending or threaten litigation or claims concerning matters about which Executive may have actual or imputed knowledge. It is understood that such assistance may include, without limitation, Executive’s providing and compiling information, participating in discussions and/or interviews, participating in depositions requested by plaintiffs, defendants or others and testifying as a witness.  Executive agrees to provide any and all such reasonable assistance to the

Company and its advisors upon request for no additional consideration, provided, however, that the Company shall pay on Executive’s behalf or reimburse Executive upon presentation of invoices therefore Executive’s reasonable out-of-pocket costs relating thereto.

11.                                 Certain Understandings.  Executive represents that Executive has not filed any complaints or charges or lawsuits against the Company or any other Releasee with any governmental agency or court or otherwise and, subject to the next sentence, that Executive will not do so hereafter. Any disputes arising out of or in connection with this Agreement (including but not limited to the General Release) or relating to any other rights expressly retained by Executive pursuant to the terms of this Agreement (including but not limited to the General Release) shall be submitted to arbitration in accordance with the applicable provisions of the Specified Option Agreements. Executive further represents that Executive has not relied on any representation or statement of the Company or any other Releasee which is not set forth in this Agreement.

12.                                 General.  This Agreement (i) constitutes the entire agreement between the parities with respect to the subject matter hereof and terminates, supersedes and preempts any previous oral or written arrangements or understandings relating thereto, it being understood that except for the provisions of Sections 3 through 6 of the Employment Agreement, as such sections are modified by Paragraph 8 of this Agreement, the Employment Agreement is hereby terminated and of no further force or effect, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the State of New York, without regard to its conflict of laws rules, (iv) may not be amended, terminated, extended or waived orally, and (v) may not be assigned, in whole or in part, by Executive. Paragraph headings are for convenience only and do not affect the meaning of any provisions of this Agreement. This Agreement may be terminated by the Company by written notice to Executive c/o the Feinberg Law Group, LLC, 57 River Street, Suite 204, Wellesley, MA 02481, prior to August 1, 2005 only for “Cause” (as defined in Section 1.4 of the Employment Agreement, it being understood that references in that definition to “Restrictive Covenants” shall be deemed a reference to the provisions of Paragraph 8 of this Agreement and references in that definition to “this Agreement” shall be deemed a reference to this Agreement).

13.                                 VOLUNTARY AND KNOWING ACTION.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AND ACTUALLY HAS CONSULTED WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE FULL INTENT OF, AMONG OTHER THINGS, RELEASING THE COMPANY AND CERTAIN OTHER PARTIES OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

Dated: July 14, 2005	/s/ Jeffrey C. Taylor
Jeffrey C. Taylor

Dated: July 14, 2005	/s/ Myron Olesnyckyj
Monster Worldwide, Inc.
Name: Myron Olesnyckyj
Title: Senior Vice President

As to Section 1, Section 8 and clause (i) of Section 12 only:

Dated: July 14, 2005	/s/ Myron Olesnyckyj
Monster, Inc.
	Name:	Myron Olesnyckyj
	Title:	Senior Vice President

Schedule 1

General Release

1.                                       General Release.  In consideration of the obligations of Monster Worldwide, Inc., a Delaware corporation formerly known as TMP Worldwide Inc. (the “Company”) in Paragraph 3 of the Agreement dated as of July 14, 2005 between Jeffrey C. Taylor (“Executive”) and the Company (the “Prior Agreement”), and as a material inducement to the Company to enter into the Prior Agreement, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Releasees (as defined below) from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, claims, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s heirs, estate, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this General Release, including but not limited to any and all rights and claims under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Workers Adjustment and Notification Act, the laws of the Commonwealth of Massachusetts and all localities therein and all rights and claims relating to defamation, discrimination (on the basis of sex, race, color, national origin, religion, age, disability or otherwise), workers’ compensation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, wrongful termination, wrongful employment practices or any and all other claims relating to Executive’s employment with, or separation of employment from, the Company or any of its Affiliates (as defined below), any and all other rights and claims arising under any federal, state or local law, statute, regulation or case law, any and all rights and claims under the Second Amended and Restated Employment Agreement dated as of November 2, 1999, as amended by Amendment No. 1 to Employment Agreement dated October 31, 2001, among the Company, Monster, Inc. and Executive (collectively, the “Employment Agreement”), any prior employment agreement (including but not limited to the Employment Agreement dated as of November 10, 1995), any offer letters and, except as provided in the next paragraph, any and all rights and claims to options or other equity interests in the Company or any of its Affiliates. It is understood that this General Release is the “Second Release” as defined in the Prior Agreement.

                   As used in this General Release, the term “Releasees” is a collective reference to the Company, Monster, Inc., Adion, Inc., Adion Information Services, Inc., and HGI Acquisition Corp., and each of their respective present, former and future stockholders, subsidiaries, Affiliates, successors, assigns and employee benefit plans, and each of their respective directors, officers, employees, trustees, representatives, insurers and agents, each in their official and individual capacities.  As used in this General Release, the term “Affiliates” is a reference to all affiliates within the meaning of Rule 405 under the Securities Act of 1933, as amended. Notwithstanding anything in this Paragraph 1 to the contrary, nothing in this Paragraph 1 shall be deemed to be a release of (i) Executive’s vested rights, if any, under the Company’s 401(k) plan, (ii) Executive’s rights under the Prior Agreement, this General Release and under the Consulting Agreement (as defined in the Prior Agreement), (iii) Executive’s rights under the Specified Option Agreements (as defined in the Prior Agreement), each as modified in accordance with Paragraph 2 of the Prior Agreement, (iv) Executive’s rights under the Indemnity Agreement between Executive and the Company dated as of September 16, 1996 and any rights to indemnification under any applicable law, the Company’s certificate of incorporation and bylaws and any rights to coverage under any directors’ and officers’ liability policies, and (v) Executive’s rights to shares of Company common stock acquired at any time (a) upon exercise of options under the Specified Option Agreements or the option agreements dated January 3, 1996, January 6, 1997 (two agreements), December 12, 1997, or December 9, 1998, (b) in the open market or (c) under the Company’s 401(k) plan.

Executive represents that Executive has not filed any complaints or charges or lawsuits against the Company or any other Releasee with any governmental agency or court or otherwise. Executive further represents and warrants that Executive has not relied on any representation or statement of the Company or any other Releasee which is not set forth in the Prior Agreement.

2.                                       Review Period; Revocation.  Executive acknowledges that Executive has been given a period of 21 days, not including the date of receipt, in which to consider and sign this General Release.  In addition, Executive may revoke this General Release within 7 calendar days of signing and delivery. The General Release will not be effective or enforceable until the 7-calendar day period described in the immediately preceding sentence has expired without revocation of this General Release. To be effective, any revocation must be in writing and delivered to Monster Worldwide, Inc. at 622 Third Avenue, 39th Floor, New York, NY 10017 to the attention of Myron Olesnyckyj either by hand or by mail within the 7 calendar day period.  If sent by mail, the revocation must be (1) postmarked within the 7 calendar day period, (2) properly addressed to the Company, and (3) sent by certified mail, return receipt requested.  Without in any way limiting the effect of revocation by Executive, in the event that Executive revokes this General Release, any amount paid to or for the benefit of Executive under the provisions of Paragraph 3 of the Prior Agreement above shall promptly be returned to the Company.

3.                                      VOLUNTARY AND KNOWING ACTION.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AND ACTUALLY HAS CONSULTED WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS GENERAL RELEASE CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE FULL INTENT OF, AMONG OTHER THINGS, RELEASING THE COMPANY AND CERTAIN OTHER PARTIES OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Executive has executed this General Release on the date set forth opposite Executive’s signature below.

Dated: August , 2005
Jeffrey C. Taylor

Exhibit A

Notwithstanding anything to the contrary in Section 8 of the Agreement, the Existing Option Agreements, the Other Option Agreements and Sections 3 through 6 of the Employment Agreement, Executive may at any time from and after the effective date of the Agreement directly or indirectly hire, attempt to hire, solicit for employment and in connection therewith encourage the departure from the Company and its Affiliates of, Karen “Kaycee” Langford.